Exhibit 10.1

FIRST AMENDMENT TO STOCKHOLDERS AGREEMENT

This First Amendment (this “Amendment”), dated as of August 14, 2025, to that certain Stockholders Agreement, dated as of May 3, 2022 (the “Stockholders Agreement”), by and among Funko, Inc. a Delaware corporation (the “Corporation”), and TCG 3.0 Fuji, LP, a Delaware limited partnership (“TCG”). Capitalized terms used in this Amendment but not defined herein shall have the meanings ascribed to such terms in the Stockholders Agreement.

RECITALS

WHEREAS, the Board has determined that it is advisable and in the best interests of the Corporation and its stockholders to issue and sell up to an aggregate amount of $40,000,000 shares of the Class A Common Stock of the Corporation (the “ATM Issuance and Sales”) in accordance with and pursuant to the terms of that certain At-the-Market Sales Agreement, dated as of August 7, 2025, by and between the Corporation and BTIG, LLC, acting as sales agent;

WHEREAS, the Board has determined that it is advisable and in the best interests of the Corporation and its stockholders to amend certain terms of the Stockholders Agreement as consideration for the receipt of a consent from TCG to allow for the ATM Issuance and Sales; and

WHEREAS, in accordance with Section 11 of the Stockholders Agreement, the Corporation and TCG desire to enter into this Amendment to amend the Stockholders Agreement as set forth below.

AMENDMENT

NOW, THEREFORE, BE IT RESOLVED:

1.	Amendments.

a.	The following defined term shall be added to Section 7 of the Stockholders Agreement:

“‘ATM Class A Shares’ means up to $40 million of Class A Common Stock issued by the Corporation, from time to time, in at-the-market offerings.”

b.	Section 4 of the Stockholder Agreement is hereby deleted in its entirety and replaced with the following:

“In addition to any voting requirements contained in the organizational documents of the Corporation or any of its Subsidiaries, from and after the Effective Time, the Corporation shall not take, and shall cause Funko Acquisition Holdings, L.L.C. (“FAH LLC”) and its Subsidiaries not to take, any of the following actions (whether by merger, consolidation or otherwise) without the prior written approval of TCG for as long as the TCG Related Parties beneficially own, directly or indirectly, in the aggregate twenty-two percent (22%) or more of all issued and outstanding shares of Class A Common Stock (including for these purposes the Underlying Class A Shares and excluding for these purposes any ATM Class A Shares):

(a)

any transaction or series of related transactions, in each case, to the extent within the reasonable control of the Corporation, (i) in which any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act (excluding the TCG Related Parties and any “group” that includes the TCG Related Parties)) acquires, directly or indirectly, in excess of fifty percent (50%) of the then outstanding shares of any class of capital stock (or equivalent) of the Corporation, FAH LLC or any of their respective Subsidiaries (whether by merger, consolidation, sale or transfer of capital stock or partnership, membership or other equity interests, tender offer, exchange offer, reorganization, recapitalization or otherwise) or (ii) following which any “person” or “group” referred to in clause (i) hereof has the direct or indirect power to elect a majority of the members of the Board or to replace the Corporation as the sole manager of FAH LLC (or to add another Person as a co-manager of FAH LLC);

(b)	the reorganization, voluntary bankruptcy, liquidation, dissolution or winding-up of the Corporation, FAH LLC or any of their respective Subsidiaries;

(c)	the sale, lease or exchange of all or substantially all of the property and assets of the Corporation and its Subsidiaries, taken as a whole;

(d)

the creation of a new class or series of capital stock or equity securities of (i) the Corporation or (ii) in the event such creation would materially and adversely impair the rights of the TCG Related Parties as holders of the Class A Common Stock, any Subsidiary of the Corporation;

(e)

any issuance of (i) additional shares of Class A Common Stock, Class B Common Stock, Preferred Stock or other equity securities of the Corporation (other than any issuance of additional shares of Class A Common Stock or other equity securities of the Corporation (x) under any stock option or other equity compensation plan of the Corporation approved by the Board or the compensation committee of the Board, or (y) pursuant to the exercise or conversion of any options, warrants or other securities existing as of the date of this Agreement) or (ii) in the event such issuance would materially and adversely impair the rights of the TCG Related Parties as holders of the Class A Common Stock, equity securities of any Subsidiary of the Corporation;

(f)

any amendment or modification of (i) the Charter or the Bylaws, or (ii) the certificate of incorporation, bylaws, limited liability company agreement, partnership agreement or similar organizational documents, as applicable, of any Subsidiary of the Corporation, that would, in either case, materially and adversely impair the rights of the TCG Related Parties as holders of the Class A Common Stock;

(g)	the (i) resignation, replacement or removal of the Corporation as the sole manager of FAH LLC or (ii) appointment of any additional Person as a manager of FAH LLC; or

(h)

except to the extent of the express restrictions applicable to TCG and its controlled affiliates in this Agreement, any action to adopt, approve or implement any plan, agreement or provision (unless required by applicable law) (i) the intent of which is to cause TCG or any controlled affiliate of TCG to incur or suffer a material economic detriment, (ii) that would negatively affect TCG’s or its controlled affiliates’ ability to continue to hold or acquire additional shares of capital stock of the Corporation or other securities pursuant to the terms of this Agreement, (iii) that would have an adverse effect on the continuing membership on the Board by any TCG Director pursuant to the terms of this Agreement, or (iv) that would otherwise prohibit TCG or its controlled affiliates from taking any action not expressly prohibited by this Agreement.”

2.

Effect. This Amendment shall form a part of the Stockholders Agreement for all purposes, and each party thereto and hereto shall be bound hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto. Except as specifically amended as set forth herein, each term and condition of the Stockholders Agreements shall continue in full force and effect.

3.

Governing Law. This Amendment and all questions relating to the interpretation or enforcement of this Amendment will be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to the laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than the State of Delaware.

4.

Counterparts. This Amendment may be executed in counterparts (and by different parties in different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by electronic transmission (including e-mail, in .pdf or .tif format, and any electronic signature complying with applicable law), shall be effective as delivery of a manually executed counterpart of this Amendment and considered an original signature. Any party may rely on a copy of this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

FUNKO, INC.

By:	/s/ Michael Lunsford
Name: Michael Lunsford
Title: Interim Chief Executive Officer

TCG 3.0 FUJI, LP

By:	/s/ Jesse Jacobs
Name: Jesse Jacobs
Title: Authorized Signatory

[Signature Page to Amendment to Stockholders Agreement]